Exhibit 10.7

Private & Confidential Nicolas Lopez January 2026 Dear Nico:

I am pleased to offer you the position of President, Otis Asia Pacific, effective March 1, 2026, reporting to me.
In connection with this appointment, your total rewards package will include:
•Membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.
•A base salary of BRL 2,932,000 per year, inclusive of 2026 merit, effective March 1st 2026. Base salaries are reviewed annually.
•Continued participation in the Otis Executive Short-Term Incentive (STI) Plan, as Amended and Restated as of January 1, 2024, with a target annual STI opportunity of 85% of your base salary. Your 2026 STI target opportunity will be prorated based on the effective date of your appointment.
•Continued participation in the Otis Long-Term Incentive Plan, as Amended and Restated as of January 1, 2024, with a target annual LTI opportunity of USD $1,350,000. Annual grant values may vary from year-to-year based on individual and Otis performance.
•Annual financial counseling reimbursement for up to USD $16,000 of financial counseling services.
•The company will pay all expenses related to a complete annual health exam, offered through Executive Health Examinations International. We will also pay reasonable costs for transportation and overnight accommodations required to visit a specialized clinic in connection with these exams, if recommended by a physician.
This offer is conditional on your satisfactory meeting our established employment requirements, including the ELG Restrictive Covenant agreements. We will provide you with an amended contract under separate cover that reflects the above terms and contains other customary terms and conditions.

Nico, I look forward to working with you in your new role at Otis. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.
If you have any questions, please do not hesitate to contact me
Sincerely,
Enrique Miñarro Viseras President, Otis EMEA
Accepted and Agreed,

/s/ Nicolas Lopez	16/01/2026
Nicolas Lopez	Date
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